Exhibit 77c


Lord Abbett Investment Trust

Supplemental Proxy Information

(Unaudited)

A meeting of the Funds' shareholders was held on December 18, 2006. The meeting was held for the purpose of approving the election of the following nine (9)
Directors:

      o   E. Thayer Bigelow
      o   William H.T. Bush
      o   Robert B. Calhoun, Jr.
      o   Robert S. Dow
      o   Daria L. Foster
      o   Julie A. Hill
      o   Franklin W. Hobbs
      o   Thomas J. Neff
      o   James L.L. Tullis

The results of the proxy solicitation on the preceding matter were as follows:

                                Votes               Votes            Votes
      Matter                    For                 Against          Withheld     Abstentions
      ------                    ---                 -------          --------     -----------

      E. Thayer Bigelow         386,828,820.771     3,098,837.05     --           --
      William H.T. Bush         386,702,476.109     3,225,181.71     --           --
      Robert B. Calhoun, Jr.    386,945,563.904     2,982,093.92     --           --
      Robert S. Dow             386,980,202.952     2,947,454.87     --           --
      Daria L. Foster           386,969,729.330     2,957,928.49     --           --
      Julie A. Hill             386,936,338.390     2,991,319.43     --           --
      Franklin W. Hobbs         386,946,254.453     2,981,403.37     --           --
      Thomas J. Neff            386,869,882.134     3,057,775.69     --           --
      James L.L. Tullis         386,933,769.035     2,993,888.79     --           --